Exhibit 99.1

Emerald Holding, Inc. Announces Update Regarding Impact of Coronavirus

SAN JUAN CAPISTRANO, Calif. (March 17, 2020) - Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”) today announced an update on the Company’s first and second quarter events as a result of the evolving impact of the novel coronavirus (COVID-19) on the global economy, the events industry, and Emerald’s business.

•	Emerald has made the decision to not stage any events between now and early June, at the earliest.
•	To date, Emerald has postponed 20 events, originally scheduled to occur between March and June 2020, equating to approximately $45 million of 2019 revenue.
•	To date, Emerald has cancelled 10 events, including the March editions of ASD Market Week and JA New York, which accounted for approximately $50 million of 2019 revenue.
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As previously disclosed, Emerald maintains event cancellation insurance to protect against losses due to the unavoidable cancellation, postponement, relocation and enforced reduced attendance at events due to certain circumstances, including communicable diseases. The Company is in the process of pursuing claims to offset the financial impact of the moves noted above.

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The potential impact on Emerald events that are scheduled to stage later this year is uncertain. The Company will continue to actively monitor the situation and manage its upcoming portfolio of events.

•	Prior to the outbreak of COVID-19, business trends remained healthy and in line with our pre-COVID-19 expectations.

Brian Field, Interim President and Chief Executive Officer, commented, “Emerald’s primary focus is on the health and safety of our employees, exhibitors, attendees and the communities that our events are built to serve. Due to the declaration of a federal national emergency by the President of the United States and by various individual states; recommendations and mandates provided by various local, state and federal government agencies and public health authorities regarding social distancing, containment areas, and against large public gatherings; travel restrictions imposed by the U.S. and foreign governments and by companies as applied to their employees; various event venue closures; as well as a variety of other factors, Emerald has updated its calendar of events originally set to stage over the coming weeks and months. As always, the safety and well-being of our employees, customers and communities is our top priority.  We look forward to returning to our normal event schedule and continuing to serve the communities of which we are a part.”

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, including, but not limited to, the impact of coronavirus and COVID-19 on our business, our timing for returning to a normal event schedule, our plans to reschedule certain events later in the calendar year, and the availability and amount of any event cancellation insurance recovery. These statements involve risks and uncertainties, including, but not limited to, governmental, economic and public health factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

David Doft, 1-866-339-4688 (866EEXINVT)

Chief Financial Officer

Investor.relations@emeraldexpo.com